LEHMAN BROTHERS INCOME FUNDS

                               INSTITUTIONAL CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

The Series currently subject to this Agreement are as follows:


          Lehman Brothers Core Bond Fund




Date: June 1, 2007